                                                                     Exhibit 4.9

                                               Confidential Treatment Requested:

   The portions of this document marked by "xxxxx" have been omitted pursuant to a request for confidential treatment and have been filed separately with the
                                              Securities and Exchange Commission

GOLDMAN SACHS INTERNATIONAL | PETERBOROUGH COURT | 133 FLEET STREET | LONDON EC4A 2BB

Tel: 020-7774-1040 | Telex: 887902 | Cable: GOLDSACHS LONDON
Registered in England No. 2263951 | Registered Office As Above
Regulated by the Financial Services Authority

                                                             Opening Transaction

12 August 2004

                                         GS Reference No. TUUS4082H0 (210000A00)
                                              Customer Account No. (006 430 912)

Chartered Semiconductor Manufacturing Limited
60 Woodlands Industrial Park D
Street 2
Singapore 738406

Dear Sirs or Madams,

       American Call Spread Option on Ordinary Shares of Chartered Semiconductor
               Manufacturing Limited

The purpose of this communication (this "Confirmation") is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the "Transaction") between Goldman Sachs International ("GSI") and Chartered Semiconductor Manufacturing Limited ("Counterparty"). This communication constitutes a "Confirmation" as referred to in the ISDA Master Agreement specified below.

This Confirmation is subject to, and incorporates, the definitions and provisions of the 2000 ISDA Definitions (including the Annex thereto) (the "2000 Definitions") and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the "Equity Definitions", and together with the 2000 Definitions, the "Definitions"), in each case as published by the International Swaps and Derivatives Association, Inc. ("ISDA"). In the event of any inconsistency between the 2000 Definitions and the Equity Definitions, the Equity Definitions will govern.

This Confirmation supplements, forms a part of, and is subject to the ISDA Master Agreement (Multicurrency-Cross Border) dated as of 10 August 2004, as amended and supplemented from time to time (the "Agreement"), between GSI and Counterparty. All provisions contained in, or incorporated by reference to, the Agreement shall govern this Confirmation except as expressly modified below. Notwithstanding any provisions to the contrary in the Agreement, Loss and Second Method shall apply to this Transaction. In the event of any inconsistency between this Confirmation and the Definitions and/or the Agreement, as the case may be, this Confirmation shall govern.

This Transaction constitutes a Share Option Transaction for the purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

         Trade Date:                    12 August 2004

         Option Style:                  American

         Option Type:                   Call

         Seller:                        Counterparty

         Buyer:                         GSI

         Shares:                        Ordinary shares of S$0.26 par value of Chartered
                                        Semiconductor Manufacturing Limited
                                        (Bloomberg Code: CSM SP)

         Number of Options:             214.8 million

         Option Entitlement:            1 Share(s) per Option

         Lower Strike Price:            USD0.9338

         Upper Strike Price:            USD3.09176

         Premium:                       XXXXX

         Premium Payment Date:          16 August 2004

         Exchange:                      Singapore Exchange Securities Trading Limited

         Related Exchange:              All Exchanges

Procedure for Exercise:

         Commencement Date:             2 January 2005

         Exercise Date:                 As provided in Section 3.1(b) of the Equity
                                        Definitions

         Latest Exercise Time:          11.00am Singapore Time

         Expiration Time:               The Valuation Time

         Expiration Date:               2 April 2006

         Multiple Exercise:             Not Applicable

         Automatic Exercise:            Applicable

         Seller Contact Details         Attention: Jesline Teo and Homer Wu
         for the Purpose of Giving      Fax:  65 3622909
         Notice:

         Buyer Contact Details for      Attention: Equity Derivative Operations
         he Purpose of Giving           Fax: 852 2978 1699
         Notice:

Valuation:

         Valuation Time:                As provided in Section 6.1 of the Equity Definitions

         Valuation Date:                Each Exercise Date

Settlement Terms:

         Physical Settlement:           Applicable, subject to the Cash Settlement and Early
                                        Termination provisions below

         Settlement Price:              (a) if the Closing Price on the relevant Valuation Date is greater than or equal to the Lower Strike Price but less than the Upper Strike
                                        Price, the Lower Strike Price; and
                                        (b)  if the Closing Price on the relevant Valuation Date is greater than or equal to the Upper Strike Price, the sum of the amount under (a) and an amount equal to (Closing Price on the relevant Valuation Date - Upper Strike Price).

         Closing Price:                 The SGD closing price of one Share as determined by
                                        the Calculation Agent at the Valuation Time on the relevant
                                        Valuation Date and divided by the FX Spot Rate on the
                                        relevant day.

         FX Spot Rate:                  The spot exchange rate expressed as the amount of SGD
                                        per one USD as determined by the Calculation Agent
                                        in good faith and in a commercially reasonable manner
                                        at 5.00pm Singapore time on each day on which the Closing
                                        Price is determined.

         Settlement Currency:           USD

         Cash Settlement:               Applicable at Counterparty's election in lieu of Physical
                                        Settlement subject as provided herein. If Counterparty so
                                        elects and subject to valid exercise of the Options by
                                        GSI on the relevant Exercise Date, then Counterparty shall pay to GSI on the relevant Cash Settlement Payment Date the
                                        Option Cash Settlement Amount.

Option Cash Settlement Amount:          Counterparty shall give notice to GSI in respect of the
                                        election of Cash Settlement by no later than three hours
                                        following the Latest Exercise Time on the relevant Exercise
                                        Date. Any notice received after such time shall be void. For the avoidance of doubt, (i) if GSI does not exercise the
                                        Options on such Exercise Date, such notice shall be void and
                                        (ii) in the event GSI exercises the Options on such Exercise
                                        Date, in the absence of receipt by GSI of a valid Cash
                                        Settlement notice from Counterparty, Physical Settlement
                                        shall apply.

Option Cash Settlement Amount:          An amount in USD in respect of each Option exercised equal to:

                                         (a) if the Closing Price on the relevant Valuation Date is greater than or equal to the
                                             Lower Strike Price but less than the Upper Strike Price, (Closing Price on the relevant
                                             Valuation Date - Lower Strike Price) x Option Entitlement; and

                                         (b) if the Closing Price on the relevant Valuation Date is greater than or equal to the
                                             Upper Strike Price, (Upper Strike Price - Lower Strike Price) x Option Entitlement.

         Cash Settlement Payment Date:  2 Currency Business Days after the relevant Valuation Date.

Early Termination Provisions:

    Early Termination:                  During the Exercise Period, if the Closing Price for any 20
                                        Exchange Business Days in any 30 consecutive Exchange Business
                                        Day period is greater than or equal to the Early Termination Strike
                                        Price, then Counterparty may elect, upon notice to GSI on the 30th
                                        Exchange Business Day (the "EARLY TERMINATION DATE"), to
                                        terminate and settle this Transaction early in whole but not in part. Upon the effectiveness of any such notice as
                                        provided below, Counterparty may elect for either Physical
                                        Settlement or Cash Settlement as set out above provided that the Valuation Date for the purposes of such provisions shall be the Early Termination Date.

                                        Counterparty shall give notice to GSI in respect of such
                                        early termination by no later than the close of trading on the Exchange on the Early Termination Date. Any notice
                                        received after such time shall be void. Such notice shall
                                        also specify whether Counterparty is electing for Cash
                                        Settlement or Physical Settlement. In the absence of any
                                        such specification, Physical Settlement shall apply.

         Early Termination Strike
         Price:                         USD1.16725

Provision of Notice:                    Any notice to be provided under in respect of a Physical
                                        Settlement, Cash Settlement or Early Termination may be
                                        provided by the relevant party orally or in writing. If
                                        provided orally, the party to whom oral notice is given
                                        shall be provided with written confirmation of such oral
                                        notification as soon as reasonably practicable thereafter
                                        provided that failure to provide such written confirmation shall not in any way prejudice the validity of the earlier oral notification.

                                        In respect of an exercise by GSI of the Options under this
                                        Transaction only, Counterparty has requested that GSI use
                                        reasonably commercially practicable efforts to notify
                                        Counterparty 12 hours prior to an actual exercise of the
                                        fact that it is considering an exercise of the Options. Any such notification shall in no way oblige GSI to exercise the
                                        Options at any subsequent time nor shall a prior
                                        notification preclude any subsequent notification or
                                        exercise. Any failure to provide such prior notification
                                        shall in no way prejudice or limit GSI's rights or ability to exercise the Options pursuant to the terms of this
                                        Transaction. In addition, Counterparty shall be solely
                                        responsible for determining if any such prior notification results or could result in any disclosure, reporting or
                                        filing obligation on Counterparty to be made under
                                        applicable laws, rules and regulations and Counterparty
                                        shall be solely responsible for compliance with or the
                                        failure to comply with any such obligations. GSI makes no
                                        representation or warranty in respect thereof.

Share Adjustments:

         Method of Adjustment:          Calculation Agent Adjustment

         Ordinary Dividends:            The terms of this Transaction assume no ordinary dividends being declared and/or paid by Counterparty on the Shares. In the event Counterparty declares and/or pays any ordinary
                                        dividends on the Shares prior to the Expiration Date, the
                                        Calculation Agent may make such adjustments to the terms of this Transaction to reflect the economic effect of such
                                        dividends. For the avoidance of doubt, nothing in the
                                        section shall limit or otherwise prejudice the rights of GSI to make any other adjustments to this Transaction as may
                                        otherwise be provided for under the Equity Definitions.

Extraordinary Events:

Consequences of Merger Events:

         Share-for-Share:               Modified Calculation Agent Adjustment

         Share-for-Other:               Cancellation and Payment

         Share-for-Combined:            Component Adjustment

         Stock Loan Rate:               USD-LIBOR-BBA

Tender Offer:                           Applicable

Consequences of Tender Offers:

         Share-for-Share:               Modified Calculation Agent Adjustment

         Share-for-Other:               Cancellation and Payment

         Share-for-Combined:            Component Adjustment

         Stock Loan Rate:               USD-LIBOR-BBA

Notwithstanding the above, in the event of any inconsistency between the manner in which an adjustment is to made under the Equity Definitions and that to be made under the US$575 million Senior Convertible Notes due 2006 issued by Counterparty (the "CBs") pursuant to their terms, the adjustments to be made under the CBs shall govern the manner in which this Transaction shall be adjusted. For the avoidance of doubt, if any adjustment event is not dealt with under the terms of the CBs, this Transaction shall be adjusted pursuant to the terms of the Definitions. Any such determination shall be made by the Calculation Agent in its sole discretion.

Nationalisation, Insolvency or
De-Listing Event:                       Cancellation and Payment

Additional Disruption Events:

         Change in Law:                 Applicable

         Insolvency Filing:             Applicable

         Hedging Disruption:            Applicable

         Hedging Party:                 GSI

         Loss of Stock Borrow:          Applicable; furthermore Section 12.9(a)(vii) of the Equity
                                        Definitions is amended by deleting words "at a rate equal to or less than the Maximum Stock Loan Rate" and replacing them with "at a rate of return equal to or greater


                                        than zero."

         Hedging Party:                 GSI

         Increased Cost of Stock        Applicable; Section 12.9(a)(viii) is amended as follows:
         Borrow:                        "Increased Cost of Stock Borrow" means that the Hedging
                                        Party would incur a rate to borrow Shares with respect to
                                        such Transaction that is materially higher than the rate in effect on the Trade Date, in each case as determined by the
                                        Hedging Party in good faith and in a commercially reasonable manner.

         Hedging Party:                 GSI

         Increased Cost of Hedging:     Applicable

         Hedging Party:                 GSI

         Determining Party:             GSI

Non-Reliance:                           Applicable

Agreements and Ackowledgements
Regarding Hedging Activities:           Applicable

Additional Ackowledgements:             Applicable

Transfer:                               Notwithstanding anything to the contrary in the Agreement,
                                        GSI may assign, transfer and set over all rights, title and interest, powers, privileges and remedies of GSI under this
                                        Transaction, in whole or in part, to an affiliate of GSI
                                        that is guaranteed by The Goldman Sachs Group, Inc. without the consent of Counterparty.

GSI Payment Instructions:               Citibank, New York
                                        ABA 021-000089
                                        A/c Goldman Sachs International
                                        A/c No. 40616408

Counterparty Payment Instructions:      Please advise

Calculation Agent:                      GSI

Additional Counterparty Representations: Counterparty represents, warrants and covenants to GSI and its affiliates (collectively "GOLDMAN SACHS") as of the Trade Date that:

a) It is capable of making, and has made, its own independent investment decisions to enter into the Transaction and as to whether the Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. No communication (written or oral) received from Goldman Sachs shall be deemed to be an assurance or guarantee as to the expected returns on the Transaction.

b) It has been given the opportunity to obtain information from Goldman Sachs concerning the terms and conditions of the Transaction and the Shares necessary for it to evaluate the merits and risks of the Transaction and the Shares.

c)                        It is not relying on any communication (written or
    oral) of Goldman Sachs as investment advice or as a recommendation to enter into the Transaction and understands that information and explanations related to the Transaction and the Shares shall not be considered investment advice or a recommendation to enter into the Transaction.

d) None of Goldman Sachs or any person representing or acting on behalf of Goldman Sachs is acting as a fiduciary for, or an adviser to, it in connection with the entry into of the Transaction and it has obtained such independent professional advice (including, without limitation, legal advice) as it has deemed necessary in connection with the entry into of the Transaction. In particular, it has obtained its own independent accounting advice as to the appropriate accounting treatment of the Transaction and shall be accounting for this Transaction in a manner consistent with such advice and in any event in compliance with applicable laws, rules and regulations.

e) The entry into of the Transaction does not and will not conflict with or result in a breach or violation of any law or regulation applicable to dealings in the Shares (including, without limitation, the rules of the Exchange) or otherwise breach or violate any of Counterparty's constitutional documents or any other material agreement which it may have entered into.

f) Neither it nor any of its affiliates, nor any persons acting on its or their behalf, has engaged or will engage in any directed selling efforts (as defined under Rule 903 of Regulation S ("Regulation S") of the U.S. Securities Act of 1933, as amended (the "Securities Act")) with respect to any Shares to be delivered under this Transaction and it will and shall procure that its affiliates will comply with the offering restrictions requirement of Regulation S.

g) Neither it nor any of its affiliates or any person acting on its or their behalf has taken or will take, directly or indirectly, any action which was or is designed to stabilise or manipulate, or which might reasonably be expected to cause or result in stabilisation or manipulation of, the price of the Shares.

h) Neither it nor any of its affiliates or any person acting on its or their behalf is in possession of information which would, pursuant to securities laws (including insider dealing laws) applicable to dealings in the Shares, preclude it from dealing in the Shares and neither its most recent annual or interim financial statements nor any public announcement made by it, whether pursuant to applicable laws, rules or regulations or otherwise, contain, as of the date published and/or made, any material misstatement or omission that could make the statements therein, in light of the circumstances under which they were made, misleading.

i) It will make or provide any disclosure required by Goldman Sachs pursuant to any order or request received by Goldman Sachs from any legal or regulatory body or authority in connection with the entry into of the Transaction (including pursuant to the securities laws or regulations in the jurisdiction of the issuer of the Shares or the rules of the Exchange) and notwithstanding any duty of confidentiality owed by Goldman Sachs, Counterparty acknowledges and agrees that Goldman Sachs may make such disclosure to any legal or regulatory body or authority as Goldman Sachs shall consider necessary or appropriate regarding the Transaction or the Hedge Positions, provided that Goldman Sachs shall, to the extent not precluded under law or otherwise restricted by any such legal or regulatory body or authority, use reasonable efforts to notify Counterparty of such order or request prior to making any such disclosure.

GSI Representations: GSI represents, warrants and covenants to Counterparty as of the Trade Date that:

a) It understands that the Transaction, and the issuance of Shares thereunder, has not been and will not be registered under the Securities Act and that the Transaction and such Shares may not be offered or sold within the U.S. or to, or for the account or benefit of, U.S. Persons (as defined in Regulation S) except in accordance with Regulation S or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

b) It understands that no action has been or will be taken by Counterparty that would permit a public offering (as defined under applicable laws) of any Shares in any country or jurisdiction where action for that purpose is required and it will comply with all applicable laws and regulations in each jurisdiction (including with respect to stabilisation) in which it offers, sells or delivers any Shares.

c) It is not a "U.S. Person" and will only offer and/or sell Shares delivered under this Transaction in transactions effected on the Exchange and/or to persons whom it reasonably believes to be persons other than U.S. Persons. Neither GSI, nor any of its affiliates, nor any persons acting on its or their behalf, has engaged or will engage in any directed selling efforts (as defined in Regulation S) with respect to any Shares to be delivered under this Transaction and GSI will and shall procure that its affiliates will comply with the offering restrictions requirement of Regulation S.

For the purposes of this Transaction, the definition of "Hedge Positions" in the Equity Definitions shall be amended by replacing the words "a party" with "GSI or any of its affiliates".

Governing Law and Jurisdiction: Unless otherwise provided in the Agreement, this Confirmation will be governed by and construed in accordance with English law. Unless otherwise provided in the Agreement, this Confirmation is also subject to, and incorporates, the jurisdiction provisions contained in Section 13(b) of the Agreement.

Unless otherwise indicated, GSI has acted as principal in respect of this Transaction. The time of execution of this Transaction is available on request. GSI may make or receive payments to/from a third party in connection with this Transaction, the details of which are available upon request.

Offices.

The Office of GSI for this Transaction is Peterborough Court, 133 Fleet Street, London EC4A 2BB

The Office of Counterparty for this Transaction is 60 Woodlands Industrial Park D, Street 2, Singapore 738406

Counterparty hereby agrees (a) to check this Confirmation (Reference No. TUUS4082H0 (210000A00) carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by GSI) correctly sets forth the terms of the agreement between GSI and Counterparty with respect to this Transaction, by manually signing this Confirmation or this page thereof as evidence of agreement to such terms and providing any other information requested herein and immediately returning an executed copy to Swap Administration, +4420 7774 5115.

Yours faithfully,               Agreed and Accepted by:
Goldman Sachs International

By: /s/                         By: /s/ George Thomas
Name:                           Name:  George Thomas
                                Title: Vice President & Chief Financial Officer

                                    SCHEDULE

                                     TO THE

                                MASTER AGREEMENT

                           dated as of August 10, 2004

                                     between

                          GOLDMAN SACHS INTERNATIONAL,
             A COMPANY ORGANIZED UNDER THE LAW OF ENGLAND AND WALES,
                                   ("PARTY A")

                                       and

                   CHARTERED SEMICONDUCTOR MANUFACTURING LTD,
         A COMPANY INCORPORATED UNDER THE LAW OF SINGAPORE ("PARTY B").

PART 1. TERMINATION PROVISIONS.

1.1    "SPECIFIED ENTITY"

        means, in relation to Party A, Goldman, Sachs & Co., Goldman Sachs Capital Markets, L.P., J. Aron & Company, Goldman Sachs (Japan) Ltd., Goldman Sachs International Bank, Goldman Sachs (Asia) Finance, Goldman Sachs Financial Markets, L.P., Goldman Sachs Paris Inc. et Cie, Goldman Sachs Mitsui Marine Derivative Products, L.P., Goldman, Sachs & Co. oHG,
        J. Aron & Company (Singapore) Pte., and J. Aron & Company (U.K.) for the purpose of Section 5(a)(v) and shall not apply for purposes of Sections 5(a)(vi), 5(a)(vii) and Section 5(b)(iv); and

        means, in relation to Party B, any Material Subsidiary of Party B for the purposes of Sections 5(a)(v) and 5(a)(vi) and shall not apply for purposes of Sections 5(a)(vii) and 5(b)(iv).

        For the purposes of this section, "Material Subsidiary" means any of Party B's subsidiaries whose consolidated net revenues or consolidated net assets as shown on its most recent audited consolidated financial statements represents 10% or more of Party B's consolidated net revenues or consolidated net assets, as shown in Party B's most recent audited consolidated financial statements.

1.2     "SPECIFIED TRANSACTION" will have the meaning specified in Section
        14, except that it will also include forward transactions in securities, commodities and currencies.

1.3    (i)  Section 5(a)(vi) is hereby amended by deleting in the seventh line thereof the words ", or becoming capable at such time of being declared,".

       (ii) The "CROSS DEFAULT" provisions of Section 5(a)(vi) as amended above will apply to Party A and to Party B provided, however, that notwithstanding the foregoing, an Event of Default shall not occur under either (1) or (2) of Section 5(a)(vi) if:

        (a) the event or condition referred to in (2) or the failure to pay referred to in (2) is a failure to pay caused by an error or omission of an administrative or operational nature and funds were available to such party to enable it to make the relevant payment when due, and the error or omission is remedied within three Local Business Days after receipt of written notice from the holder or holders of such Specified Indebtedness, or

        (b) the event referred to in (1) would constitute a Termination Event if it occurred in connection with this Agreement.

         To the extent such provisions apply:-

         "SPECIFIED INDEBTEDNESS" will have the meaning specified in Section 14.

         "THRESHOLD AMOUNT" means, in relation to Party A, U.S. $50,000,000 or its equivalent in another currency and, in relation to Party B, $20,000,000 or its equivalent in another currency.

1.4 The "CREDIT EVENT UPON MERGER" provisions of Section 5(b)(iv) will apply to Party A and to Party B, provided, however, that the phrase "materially weaker" means the senior long-term debt or deposits of the resulting, surviving or transferee entity or the Credit Support Provider of the resulting, surviving or transferee entity is or are, as the case may be, rated less than investment grade by Standard & Poor's Corporation or Moody's Investors Service, Inc.

1.5 The "AUTOMATIC EARLY TERMINATION" provision of Section 6(a) will not apply to Party A or to Party B.

1.6   PAYMENTS ON EARLY TERMINATION. For the purpose of Section 6(e):-

         (i) Market Quotation will apply, unless the Non-defaulting Party, at its sole discretion, selects Loss.

         (ii)     The Second Method will apply.

1.7   "TERMINATION CURRENCY" means United States Dollars.

1.8   ADDITIONAL TERMINATION EVENT

      Section 5(b) of the Agreement is modified by adding at the end thereof the following subsection (vi):

      (vi) Impossibility. Due to the occurrence of a natural or man-made disaster, armed conflict, act of terrorism, riot, labor disruption or other circumstances beyond its control after the date on which a Transaction is entered into, it becomes impossible (other than as a result of its own misconduct) for such party (which shall be the Affected Party);

      (a) to perform any absolute or contingent obligation, to make a payment or delivery or to receive a payment or delivery in respect of such Transaction or to comply with any other material provision of this Agreement relating to such Transaction; or

      (b) to perform any contingent or other obligation which the party (or such Credit Support Provider) has under any Credit Support Document relating to such Transaction.

      All terms and conditions of this Agreement applicable to an illegality shall be equally applicable to an impossibility.

PART 2. TAX REPRESENTATIONS.

Payer Tax Representations

For the purpose of Section 3(e), Party A and Party B will each make the following representation:-

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding, for or on account of any Tax, from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e)) to be made by it to the other party under this Agreement.

In making this representation it may rely on:-

(i) the accuracy of any representation made by the other party pursuant to Section 3(f);

(ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii); and

(iii)       the satisfaction of the agreement of the other party contained in
            Section 4(d),

provided that it shall not be a breach of this representation where reliance is placed on Clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position..

Payee Tax Representations

For the purpose of Section 3(f), each Party will make the representation specified below, if any:-

None

PART 3. AGREEMENT TO DELIVER DOCUMENTS.

In addition to the documents listed in Section 4(a)(iii), other documents to be delivered are:-

PARTY REQUIRED TO      FORM/DOCUMENT/                          DATE BY WHICH TO BE       COVERED BY SECTION
DELIVER DOCUMENT       CERTIFICATE                             DELIVERED                 3(d) REPRESENTATION
--------------------   --------------------------------------- ------------------------- -----------------------
Party A and Party B    Evidence reasonably satisfactory to     At execution of this             Yes
                       the other party of the signing          Agreement and
                       authority and specimen signature of     thereafter on request
                       any individual executing this
                       Agreement, any Credit Support
                       Document and any Confirmation

                       on its behalf

Party A                A duly executed guaranty of The         Promptly following              No
                       Goldman Sachs Group, Inc. ("Goldman     execution of this
                       Group")                                 Agreement

Party A                Annual Statement of Financial           Promptly following             Yes
                       Condition of Goldman Group              demand by Party B

Party B                Annual Statements of Party B            Promptly following             Yes
                                                               demand by Party A

Party A and Party B    Certified copies of all  corporate      At execution of this           No
                       authorizations and any other            Agreement
                       documents with respect to the
                       execution, delivery and performance
                       of this Agreement

PART 4. MISCELLANEOUS.

4.1      NOTICES. For the purpose of Section 12(a):-

         Address for notices or communications to Party A:-

         Address: 68th Floor, Cheung Kong Center, 2 Queen's Road Central,
         Hong Kong
         Attention:  Operations
         Facsimile No.:  (852) 2978-1617         Telephone No.:  (852) 2978-0683

         Address for notices or communications to Party B:-

         Address: 60 Woodlands Industrial Park D, Street 2, Singapore 738406 Attention Jesline Teo and Homer Wu
         Facsimile No.: 65-362-2909       Telephone No.: 65-360-1705/65-360-1816

4.2      PROCESS AGENT. For the purpose of Section 13(c):-

         Party A appoints as its Process Agent in England:

         Name:  Goldman Sachs International
         Address: 133 Fleet Street, Peterborough Court, London EC4A 2BB, England
         Attention:  Legal Department
         Facsimile No.: 44 207 774 1313   Telephone No.:  44 207 774 1000

         Party B appoints as its Process Agent in England:

         Name:  Chartered Semiconductor Europe Ltd
         Address: Surrey Technology Centre, 40 Occam Road, Surrey Research Park, Guildford, Surrey GU2 5YG, England.
         Attention: President, Europe
         Facsimile No.: (44) 1 48 3888 904 Telephone No.:  (44) 1 48 3888 494

4.3      OFFICES; MULTIBRANCH PARTIES.

         (i)   The provisions of Section 10(a) will be applicable.

         (ii)  For the purpose of Section 10(c):-

               Party A is not a Multibranch Party.

               Party B is not a Multibranch Party.

4.4      CALCULATION AGENT. The Calculation Agent is Party A.

4.5 CREDIT SUPPORT DOCUMENT. Details of any Credit Support Document, each of which are incorporated by reference in, and made part of, this Agreement and each Confirmation (unless provided otherwise in a Confirmation) as if set forth in full in this Agreement or such Confirmation:-

         Guaranty dated the date hereof by Goldman Group in favour of Party B as beneficiary thereof.

4.6      CREDIT SUPPORT PROVIDER.

        (i)   Credit Support Provider means in relation to Party A, Goldman
              Group.

        (ii) Credit Support Provider means in relation to Party B, not applicable.

4.7 GOVERNING LAW. This agreement will be governed by, and construed in accordance with, English law.

4.8 NETTING OF PAYMENTS. Subparagraph (ii) of Section 2(c) will not apply to Transactions.

4.9 "AFFILIATE" will have the meaning specified in Section 14; provided, however, that for purposes of Section 3(c), such term shall only refer to any Credit Support Provider of the party and/or any party that is a Specified Entity for Bankruptcy.

PART 5. OTHER PROVISIONS.

5.1 ACCURACY OF SPECIFIED INFORMATION. Section 3(d) is hereby amended by adding in the third line thereof after the word "respect" and before the period the words "or, in the case of audited or unaudited financial statements, a fair presentation of the financial condition of the relevant person".

5.2      TRANSFER.   Section 7 is replaced in its entirety by the following:

         "Subject to Section 6(b)(ii), neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by either party without the prior written consent of the other party, which consent will not be arbitrarily or unreasonably withheld or delayed, except that:

         (a) a party may make such a transfer of this Agreement pursuant to a consolidation or amalgamation with, or merger into, or transfer of all or substantially all its assets to or reorganization, incorporation, reincorporation, or reconstitution into or as, another entity (but without prejudice to any other right or remedy under this Agreement);

         (b) a party may make such a transfer of all or any part of its interest in any amount payable to it from a Defaulting Party under Section 6(e); and

         (c) in addition to, and not in lieu of, the preceding transfer rights, Party A may, without recourse, transfer this Agreement (in whole and not in part only) to any of Party A's Affiliates, provided that:

               (i) Equivalent Creditworthiness: Goldman Group (or another entity with a credit rating at least equal to that of Goldman Group) must guarantee such transferred obligations of the transferee pursuant to a guaranty in substantially the form of the guaranty of Goldman Group specified in this Agreement, or such transferee must have a credit rating at least equal to that of Goldman Group;

               (ii) No Gross-up: Party B will not be required to pay to the transferee an amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 2(e), 6(d)(ii), or 6(e)) greater than the amount in respect of which Party B would have been required to pay to Party A in the absence of such transfer;

               (iii) No Withholding: Party B will not receive a payment
                    from which an amount has been withheld or deducted, on account of a Tax under Section 2(d)(i) (except in respect of interest under Section 2(e), 6(d)(ii), or 6(e)), in excess of that which Party A would have been required to so withhold or deduct in the absence of such transfer, unless the transferee would be required to make additional payments pursuant to Section 2(d)(i)(4) corresponding to such withholding or deduction;

               (iv) Not Unlawful: It does not become unlawful for either
                    party to perform any obligation under this Agreement as a result of such transfer; and

               (v) No Event of Default: an Event of Default does not occur as a result of such transfer.

         With respect to the results described in Clauses (ii) and (iii) above, Party A will cause the transferee to make, and Party B will make, such reasonable Payer Tax Representations and Payee Tax Representations as may be mutually agreed upon by the transferee and Party B in order to permit such parties to determine that such results will not occur upon or after the transfer.

         Any transfer of all or any part of the obligations of either party made in compliance with this Section 7 will constitute an acceptance and assumption of such obligations by the transferee, a novation of the transferee in place of the transferor with respect to such obligations (and any related interests so transferred), and a release and discharge by the non-transferring party of the transferor from, and an agreement by the non-transferring party not to make any claim for payment, liability, or otherwise against the transferor with respect to, such obligations from and after the effective date of the transfer.

5.3 CONFIRMATIONS. On or promptly following the Trade Date or other transaction date of each Transaction, Party A will send to Party B a Confirmation. Party B will promptly thereafter confirm the accuracy of (in the manner required by Section 9(e)), or request the correction of, such Confirmation (in the latter case, indicating how it believes the terms of such Confirmation should be correctly stated and such other terms which should be added to or deleted from such Confirmation to make it correct).

5.4 SET-OFF. Section 6 is hereby amended by adding the following additional clause:

         "(f) SET-OFF. Any amount (the "Early Termination Amount") payable to one party (the Payee) by the other party (the Payer) under Section 6(e), in circumstances where there is a Defaulting Party or one Affected Party in the case where a Termination Event under Section 5(b)(iv) has occurred, will, at the option of the party ("X") other than the Defaulting Party or the Affected Party (and without prior notice to the Defaulting Party or the Affected Party), be reduced by its set-off against any amount(s) (the "Other Agreement Amount") payable (whether at such time or in the future or upon the occurrence of a contingency) by the Payee to the Payer (irrespective of the currency, place of payment or booking office of the obligation) under any other agreement(s) between the Payee and the Payer or instrument(s) or undertaking(s) issued or executed by one party to, or in favor of, the other party (and the Other Agreement Amount will be discharged promptly and in all respects to the extent it is so set-off). X will give notice to the other party of any set-off effected under this
         Section 6(f).

         For this purpose, either the Early Termination Amount or the Other Agreement Amount (or the relevant portion of such amounts) may be converted by X into the currency in which the other is denominated at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency.

         If an obligation is unascertained, X may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.

         Nothing in this Section 6(f) shall be effective to create a charge or other security interest. This Section 6(f) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise)."

5.5 TELEPHONE CONVERSATIONS: Some or all of the telephone conversations between Party A and Party B may, in accordance with market practice, be taped without the use of a warning tone and retained by either party. Each party consents to such recording.

5.6 RELATIONSHIP BETWEEN PARTIES: Each party will be deemed to represent to the other party on the date on which it enters into a Transaction that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for that transaction):-

        (a) NON-RELIANCE. It is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgement and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction; it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered investment advice or a recommendation to enter into that Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of that Transaction.

        (b) ASSESSMENT AND UNDERSTANDING. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the risk of that Transaction.

        (c) STATUS OF PARTIES. The other party is not acting as a fiduciary for or an adviser to it in respect of that Transaction.

        (d) NO AGENCY. Each party represents to the other party (which representation will be deemed to be repeated by each party on each date on which a Transaction is entered into hereunder) that it is entering into this Agreement and each Transaction as principal (and not as agent or in any other capacity, fiduciary or otherwise).

5.7 Section 3(c) is amended by the addition of the words "(in the reasonable opinion of such party)" after the word "likely".

5.8 CURRENCY DISRUPTION EVENT. If, in the reasonable opinion of Party A, an event (a "Disruption Event") occurs and is continuing on any payment date, payment exchange date or settlement date of any Transaction under this Agreement, in the jurisdiction (the "Event Currency Jurisdiction") of any one currency for payment specified in such Transaction (the "Event Currency") that generally makes it impossible to either (i) convert the Event Currency into U.S. Dollars or any other currency which is the subject of such Transaction (the "Non-Event Currency") through customary legal channels, (ii) deliver the Non-Event Currency from accounts inside the Event Currency Jurisdiction to accounts outside the Event Currency Jurisdiction, or (iii) deliver the Event Currency between accounts inside the Event Currency Jurisdiction or to a party that is a non-resident of the Event Currency Jurisdiction, then such payment, exchange or settlement shall be made in U.S. Dollars in an amount determined by Party A in good faith. Payments of any corresponding amounts due in the Non-Event Currency shall be made on the date such U.S. Dollars are paid.

         If, with respect to such Transaction, a Disruption Event would otherwise constitute an Illegality, Impossibility, force majeure or other similar event, then such event or circumstance will be treated as a Disruption Event and will be deemed not to constitute an Illegality, Impossibility, force majeure or other similar event, as the case may be, for purposes of such Transaction and this Agreement.

PART 6: FOREIGN EXCHANGE TRANSACTIONS

6.1      DEFINITIONS AND APPLICATION.

         (i) This Agreement is subject to the 1998 FX and Currency Option Definitions (the "FX Definitions"), as published by the International Swaps and Derivatives Association, Inc., the Emerging Markets Traders Association, and The Foreign Exchange Committee, as hereinafter amended. In the event of any inconsistency between the FX Definitions and this Agreement, this Agreement will govern. Unless otherwise agreed in writing by the parties, each FX Transaction and Currency Option Transaction, whether now existing or hereafter entered into, between the parties shall be governed by this Agreement, notwithstanding
               Section 1(b) of this Agreement, the absence of any reference to this Agreement in the Confirmation in respect of any such FX Transaction or Currency Option Transaction, or the reference to any other governing terms or law in such Confirmation.

         (ii) Section 3.4 of the FX Definitions is amended by adding the following:

               (c) Non-Payment. If any Premium is not received on the Premium Payment Date, the Seller may elect either: (i) to accept a late payment of such Premium; (ii) to give written notice of such non-payment and, if such payment shall not be received within three (3) Local Business Days (as defined in this Agreement) of such notice, treat the related Currency Option Transaction as void; or (iii) if such payment shall not be received within three
               (3) Local Business Days of such notice, treat such non-payment as an Event of Default under Section 5(a)(i) of this Agreement. If the Seller elects to act under either clause (i) or (ii) of the preceding sentence, the Buyer shall pay all out-of-pocket costs and actual damages incurred in connection with such unpaid or late Premium or void Currency Option Transaction, including, without limitation, interest on such Premium in the same currency as such Premium at the then prevailing market rate and any other costs or expenses incurred by the Seller in covering its obligations (including, without limitation, a delta hedge) with respect to such Currency Option Transaction.

               (d) Discharge and Termination. Unless otherwise agreed, any Call or any Put written by a party will automatically be terminated and discharged, in whole or in part, as applicable, against a Call or a Put, respectively, written by the other party, such termination and discharge to occur automatically upon the payment in full of the last Premium payable in respect of such Currency Option Transactions; provided that such termination and discharge may only occur in respect of Currency Option Transactions:

               (i) each being with respect to the same Put Currency and the same Call Currency;

               (ii) each having the same Expiration Date and Expiration Time;

               (iii) each being of the same style, i.e. either both being American style Currency Option Transactions or both being European style Currency Option Transactions;

               (iv) each having the same Strike Price;

               (v) neither of which shall have been exercised by delivery of a Notice of Exercise; and

               (vi) each having been transacted by the same pair of offices of the Buyer and the Seller and, upon the occurrence of such termination and discharge, neither party shall have any further obligation to the other party in respect of the relevant Currency Option Transactions or, as the case may be, parts thereof so terminated and discharged. In the case of a partial termination and discharge (i.e., where the relevant Currency Option Transactions are for different amounts of the Currency Pair), the remaining portion of the Currency Option Transaction which is partially discharged and terminated shall continue to be a Currency Option Transaction for all purposes of this Agreement, including this Section 3.4(d).

6.2 CONFIRMATIONS. In respect of FX Transactions and Currency Option Transactions, the term "Confirmation" means a writing (including telex, facsimile or other electronic means from which it is possible to produce a hard copy) evidencing an FX Transaction or Currency Option Transaction, as the case may be, notwithstanding the absence of any reference to this Agreement therein or the reference therein to any other governing terms or law. In relation to such Confirmations, unless either party objects to the terms contained in any Confirmation within three (3) Business Days in its location of receipt thereof, or such shorter time as may be appropriate given the Settlement Date of an FX Transaction, the terms of such Confirmation shall be deemed correct and accepted absent manifest error, unless a corrected Confirmation is sent by a party within such three (3) Business Days, or shorter period, as appropriate, in which case the party receiving such corrected Confirmation shall have three (3) Business Days in its location, or shorter period, as appropriate, after receipt thereof to object to the terms contained in such corrected Confirmation. In the event of any conflict between the terms of such a Confirmation of an FX Transaction or a Currency Option Transaction, as the case may be, and this Agreement, the terms of this Agreement shall prevail, and the Confirmation shall not modify the terms of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this document on the respective dates specified below but is deemed to take effect from the date specified on the first page of this document.

                          GOLDMAN SACHS INTERNATIONAL

                          By: /s/ Anil Karpal
                           Name: Anil Karpal
                           Title: Compliance
                           Date:

                          CHARTERED SEMICONDUCTOR MANUFACTURING LTD

                          By: /s/ George Thomas
                           Name: George Thomas
                           Title: VP & CFO
                           Date: